Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:
Phoenix (Media) Alice S. Ericson 860-403-5946 alice.ericson@phoenixwm.com (Investors) Naomi Baline Kleinman 860-403-7100 pnx.ir@phoenixwm.com	Nassau (Media) Sard Verbinnen & Co Denise DesChenes / Jenny Gore 212-687-8080 / 312-895-4700

Nassau Reinsurance Group Holdings, L.P. Receives Connecticut Insurance Department Approval for the Acquisition of The Phoenix Companies, Inc.

Hartford, Conn., May 6, 2016 – The Phoenix Companies, Inc. (NYSE:PNX) (“Phoenix”) and Nassau Reinsurance Group Holdings, L.P. (“Nassau”) today announced that Nassau has received Connecticut Insurance Department approval for the acquisition of Phoenix pursuant to the agreement and plan of merger entered into on September 28, 2015 (the “merger agreement”).

The transaction is still subject to approval from the New York State Department of Financial Services and the satisfaction of customary closing conditions. Phoenix and Nassau continue to expect the closing to take place in the second quarter of 2016.

Pursuant to the merger agreement, Nassau will acquire Phoenix for $37.50 per share in cash, or an aggregate equity purchase price of $217.2 million, and upon closing, Phoenix will become a privately held, wholly owned subsidiary of Nassau. After the transaction is completed, Nassau will contribute $100 million in new equity capital into Phoenix.

As previously announced, Phoenix stockholders approved the transaction on December 17, 2015.

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The Phoenix Companies, Inc. … 2

About Phoenix

The Phoenix Companies, Inc. (NYSE:PNX) helps financial professionals provide solutions, including income strategies and insurance protection, to families and individuals planning for or living in retirement. Founded as a life insurance company in 1851, Phoenix offers products and services designed to meet financial needs in the middle income and mass affluent markets. Phoenix is headquartered in Hartford, Connecticut, and has two insurance company operating subsidiaries: Phoenix Life Insurance Company, which has its statutory home office in East Greenbush, New York, and PHL Variable Insurance Company, which has its statutory home office in Hartford, Connecticut. For more information, visit www.phoenixwm.com.

About Nassau

Founded in 2015, Nassau Reinsurance Group is an insurance and reinsurance business focused on acquiring and operating onshore and offshore platforms with long tail liabilities in the life, annuity and long term care sectors. Founded by insurance industry executives Phillip J. Gass and Kostas Cheliotis, Nassau Reinsurance Group has received an equity capital commitment of $750 million from Golden Gate Capital, a private investment firm with over $15 billion of committed capital. With extensive experience both on Wall Street and as investor-operators of onshore and offshore insurance, reinsurance and asset management businesses, Nassau Reinsurance Group is uniquely positioned to build and grow businesses with a long term view. For more information, visit www.nsre.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Phoenix concerning the proposed transaction involving Phoenix and Nassau and other future events and their potential effects on Phoenix. Such statements are based upon the current beliefs and expectations of Phoenix’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the transaction, many of which are beyond Phoenix’s control.

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